Exhibit 99.2

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONTACT:	ICR
Jean Fontana
646-277-1214

dELiA*s, Inc. and Certain of Its Affiliates File for Chapter 11 Bankruptcy

New York, NY, December 8, 2014 – dELiA*s, Inc. (NASDAQ:DLIA), an omni-channel retail company primarily marketing to teenage girls, announced today that it, along with certain of its subsidiaries (collectively, the “Company”), has filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York in White Plains, NY (the “Bankruptcy Court”) on December 7, 2014. The Company will continue to manage its properties and operate its businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

As previously announced on December 5, 2014, after exploring strategic alternatives to raise financing and/or engage in a sale, merger, or other form of business combination, the Company’s Board of Directors concluded that it was in the best interests of the Company’s stakeholders to close its retail stores and liquidate its assets, that it had entered into an agency agreement with Hilco Merchant Resources, LLC and Gordon Brothers Retail Partners, LLC, to among other things, liquidate all merchandise owned by the Company and to dispose of certain furnishings, trade fixtures, equipment and improvements to real property with respect to the Company’s stores, and that it would commence a bankruptcy case to seek approval to conduct store closing and going out of business sales pursuant to the Agency Agreement.

In connection with the bankruptcy filing, the Company is seeking customary authority from the Bankruptcy Court that will enable it to continue to operate and serve its customers during an orderly wind down of the business. The requested approvals include requests for the authority to make wage and salary payments, continue various benefits for employees, as well as honor certain customer programs for a limited time, such as gift cards and returns on merchandise purchased prior to the bankruptcy filing. All sales are final on merchandise purchased during the liquidation.

In addition, the Company has negotiated a commitment for a $20 million debtor in possession (“DIP”) credit facility with Salus Capital Partners, LLC, which provides for immediate liquidity to continue operations and to conduct the store closing and going out of business sales while in bankruptcy. The DIP credit facility is subject to Bankruptcy Court approval and the satisfaction of specified closing conditions. The DIP credit facility would subsume all of the Company’s obligations under its existing credit agreement with Salus, which has approximately $18.5 million outstanding as of the date hereof.

The Company currently anticipates that some recovery will be available to general unsecured creditors in the bankruptcy cases, but does not currently anticipate that any value will be available to holders of the Company’s common and preferred equity, although this will be determined upon the conclusion of the bankruptcy cases.

On December 5, 2014, Tracy Gardner, Chief Executive Officer and a director, and Brian Lex Austin-Gemas, Chief Operating Officer, resigned from their respective positions effective immediately. As of such date, Ryan Schreiber was appointed as President and will continue in his capacity as General Counsel and Secretary, and Edward Brennan was appointed as Chief Financial Officer, having previously served as the Company’s Vice President of Finance.

Additional Information

The Company’s bankruptcy cases are pending in the Bankruptcy Court and styled, In re dELiA*s, Inc., et. al, Case No. 14-23678 (RDD) (Bankr. S.D.N.Y.). Additional information regarding the Company’s bankruptcy cases, along with pleadings and documents filed on the bankruptcy case docket, are publicly available online for free at the Company’s claims and noticing agent’s website at https://cases.primeclerk.com/delias.

About dELiA*s, Inc.

dELiA*s, Inc. is an omni-channel retail company primarily marketing to teenage girls. It generates revenue by selling apparel, accessories and footwear to consumers through its website, direct mail catalogs and mall-based retail stores.

Forward-Looking Statements

Statements made in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, developments in the bankruptcy proceedings, the results of the liquidation sales and other matters.